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                        AMENDMENT TO CUSTODIAN CONTRACT

       AGREEMENT made this 30th day of June, 1988 by and between STATE STREET BANK AND TRUST COMPANY (the "Custodian") and MACKAY-SHIELDS MAINSTAY SERIES FUND (the "Fund").

       WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated March 24, 1986 (the "Custodian Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund;

       WHEREAS, the Fund desires to engage in the trading of Time Deposits in connection with its investment activity;

       NOW THEREFORE, the Custodian and Fund hereby amend the terms of the Custodian Contract and mutually agree to the following provisions.

       1.     Add to Section 2.8, the following:

              "or (d) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund as defined in Section 2.17"

       2.     Insert at the beginning of Section 2.9 the following phrase:
              "Except as specifically stated otherwise in this Agreement,"



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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by a duly authorized representative as of the aforementioned day and year.


ATTEST                            MACKAY-SHIELDS MAINSTAY SERIES FUND

                                  By:
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    Assistant Secretary                President and Chief Executive Officer

ATTEST                            STATE STREET BANK AND TRUST COMPANY

                                  By:
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    Assistant Secretary                          Vice President



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